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                        [Hunton and Williams Letterhead]

                                                                     Exhibit 5.1
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                                December 14, 2001

EQCC Receivables Corporation
10401 Deerwood Park Boulevard
Jacksonville, Florida 32256

        EQCC Trust 2001-1F EQCC Asset Backed Certificates, Series 2001-1F
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Ladies and Gentlemen:

         We have acted as special counsel to EquiCredit Corporation of America, a Delaware corporation ("EquiCredit") and to EQCC Receivables Corporation, a Delaware corporation (the "Depositor" and collectively with EquiCredit, the "Company" ), in connection with (i) the transfer of certain residential fixed rate and adjustable rate, first lien and second lien mortgage loans (the "Mortgage Loans") by EquiCredit to the Depositor pursuant to a Transfer Agreement, dated as of December 1, 2001 (the "Transfer Agreement"), by and between EquiCredit and the Depositor, (ii) that certain Pooling and Servicing Agreement, dated as of December 1, 2001 (the "Pooling and Servicing Agreement"), by and among the Depositor, EquiCredit, as Transferor and Initial Servicer, Bank of America, N.A., as Advancing Party, Fairbanks Capital Corp., as Expected Successor Servicer, and The Bank of New York, as Trustee, (iii) the issuance of EQCC Asset Backed Certificates, Series 2001-1F, designated Classes A-1, A-2, A-3, A-4, X, R-I, R-II and R-III pursuant to the Pooling and Servicing Agreement, and (iv) the sale by the Depositor of the Class A-1, A-2, A-3, and A-4 Certificates (collectively, the "Class A Certificates") to the Bank ( the "Purchaser") pursuant to a Purchase Agreement, dated as of December 14, 2001 by and between the Depositor and the Purchaser (the "Purchase Agreement" and collectively, with the Transfer Agreement and the Pooling and Servicing Agreement the "Transaction Documents"). The forms of each of the Transaction Documents were filed as exhibits to the Depositor's Registration Statement on Form S-3 (Commission File No. 333-73446-01). We have also examined such statutes, corporate records and other instruments, agreements and documents as we have deemed necessary for the purposes of this opinion. Capitalized terms used and not defined herein have the meaning assigned to them in the Transaction Documents.

         Based on and subject to the foregoing, we are of the opinion that:

         1. When the Transaction Documents have been duly authorized, executed and delivered by the parties thereto, they will constitute valid, legal and binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

         2. When the Certificates have been duly issued, executed and authenticated in accordance with the provisions of the Pooling and Servicing Agreement and delivered to and

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EQCC Receivables Corporation
December 14, 2001
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paid for by the purchasers thereof, the Certificates will be legally and validly issued for adequate consideration and (a) the Certificateholders will be entitled to the benefits provided by the Pooling and Servicing Agreement and (b) no Certificateholder will be subject to any further assessment in respect of the purchase price of the Certificates.

         You should be aware that the above opinions represent our conclusions as to the application of existing law to the transaction described above as of the date hereof. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention. In addition, there can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change. You should be aware that our opinion is expressly predicated on the satisfactory completion and execution of each of the Transaction Documents and the transactions contemplated thereby.

         Our opinions expressed herein are limited to the federal laws of the United States of America. No opinion has been sought and none has been given concerning the tax consequences of the transaction under the laws of any state.

         We hereby consent to the filing of this opinion under cover of Form 8-K with the Securities and Exchange Commission, to be incorporated by reference as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by
Section 7 of the Act, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                              Very truly yours,

                                          /s/ Hunton & Williams